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Exhibit 2.3

PLAN OF LIQUIDATION AND DISSOLUTION
OF
HERON LAKE BIOENERGY, LLC

        This Plan of Liquidation and Dissolution (this or the "Plan"), is intended to accomplish the dissolution, winding up and termination of Heron Lake BioEnergy, LLC., a Minnesota limited liability company (the "Company"), in accordance with the applicable provisions of the Minnesota Limited Liability Company Act, Chapter 322B, of Minnesota Statutes (the "Act").

        1.     Approval of Dissolution pursuant to the Plan. The dissolution of the Company pursuant to the Plan shall be adopted by the Company and effective when all of the following conditions have been satisfied:

          (a)   Approval of the Dissolution of the Company pursuant to the Plan by the Company's Members. The Company's members shall have approved the dissolution of the Company pursuant to this Plan by the affirmative vote of members holding a majority of the voting power of the outstanding units of the Company entitled to vote thereon at a special meeting of the members of the Company called for such purpose by the Board. The date of such member approval is referred to in this Plan as the "Approval Date."

          (b)   Consummation of the Asset Sale. The Plan shall be effective upon the consummation of the asset sale pursuant to asset purchase agreement we entered into with Guardian Energy Heron Lake, LLC on January 22, 2013 (the "Asset Purchase Agreement"), pursuant to which we agreed, subject to the approval of our members, to, among other things, sell substantially all of the operating assets of the Company and its subsidiaries to Guardian, excluding the Company's cash, the Company's equity interest in its wholly-owned subsidiary Lakefield Farmers Elevator, LLC or any of the elevator assets in Lakefield and Wilder, Minnesota owned by Lakefield Farmers Elevator, LLC, and other excluded assets (the "Asset Sale").

          (c)   Asset Sale Contingency. The dissolution of the Company is contingent upon the Asset Sale. If members do not approve the Asset Sale, the Company will not count the votes at the member meeting relating to the dissolution, the dissolution of the Company will not be approved and this Plan will not be effective or implemented. Likewise, if the Asset Sale proposal is approved by members, but the Asset Sale does not close for any reason, the dissolution of the Company and this Plan will not become effective or be implemented.

        2.     Dissolution and Liquidation Period. Once the dissolution and the Plan become effective (the "Effective Date"), the steps set forth below shall be completed at such times as the Board of Governors of the Company (the "Board"), in its absolute discretion, deems necessary, appropriate or advisable:

          (a)   the Company shall file a Notice of Dissolution of the Company (the "Notice of Dissolution") pursuant to the Act specifying the date on which the dissolution was approved;

          (b)   the Company shall cease to carry on its business, except to the extent necessary for the winding up of the business of the Company;

          (c)   the members of the Company shall retain the right to revoke the dissolution in accordance with Section 322B.823 of the Act;

          (d)   the Company shall give notice to creditors and claimants under Section 322B.816 of the Act or proceed under Section 322B.82 of the Act;

          (e)   the Company shall collect or make provision for the collection of all known debts due or owing to the Company;

          (f)    except as provided in Sections 322B.816, 322B.82, and 322B.863, the Company shall pay or make provision for the payment of all known debts, obligations, and liabilities of the Company according to their priorities under Section 322B.873;

          (g)   the Company may sell, lease, transfer, or otherwise dispose of all or substantially all of the property and assets of the Company remaining after the Asset Sale; and

          (h)   the Company shall take all other actions required or permitted under Section 322B.80 of the Act to wind up and terminate the Company.

Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the foregoing steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company's assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law.

        3.     Authority of Officers and Governors.

          (a)   After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the business of the Company and terminating the Company as contemplated by the Act and the Member Control Agreement of the Company. The Board may appoint officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company's officers, governors and employees, or any of them, in accordance with their regular compensation, in money.

          (b)   Approval of the dissolution pursuant to the Plan shall constitute the grant of full and complete authority by the Company's members to the Board and the officers of the Company, without further member action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable (i) to dissolve, wind up and terminate the Company in accordance with the laws of the State of Minnesota and cause its withdrawal from all jurisdictions in which it is authorized to do business, (ii) to proceed with the Asset Sale, (iii) to satisfy or provide for the satisfaction of the Company's obligations in accordance with the Act, (iv) to prepare and give such notices and make such filings under federal and state securities laws as may be required to reflect this Plan, and (v) to distribute any properties and assets of the Company and all remaining funds to the members of the Company in accordance with the Act and the Member Control Agreement.

        4.     Conversion of Assets Into Cash and/or Other Distributable Form.

          (a)   Subject to consummation of the Asset Sale, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (i) collect all sums due or owing to the Company, (ii) sell and convert into cash and/or other distributable form all the remaining assets and properties of the Company, if any, and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 2 above, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan.

        5.     Professional Fees and Expenses.

          (a)   The Board is expressly authorized to make provision for the payment of legal, accounting and other professional fees and expenses of the Company incurred in connection with the dissolution, winding up and termination of the Company.

          (b)   In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services, including accountants and tax advisors, to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

        6.     Indemnification. The Company shall continue to indemnify and advance expenses to its officers, directors, employees and agents in accordance with its Member Control Agreement and any contractual arrangements for actions taken in connection with this Plan and the winding up of the business of the Company and termination of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain directors' and officers' liability insurance and any other insurance as may be necessary, appropriate or advisable to cover the Company's obligations.

        7.     Liquidating Distributions.

          (a)   If the Asset Sale is consummated, liquidating distributions, if any, shall be made from time to time after the filing of the Notice of Dissolution to the members of record, at the close of business on the Effective Date, in accordance with the Act and the Member Control Agreement; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Liquidating distributions shall be made in cash or, following liquidating distributions of cash, in kind, as determined necessary or advisable by the Board. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board in its absolute discretion, and in accordance with the Act may determine; provided, however, that the Board shall use its best commercially reasonable efforts to cause the Company to complete the distribution of all its properties and assets to its members as provided in this Section 7 as soon as practicable following the filing of its Notice of Dissolution and in any event on or before December 31, 2013 (the "Final Distribution Date").

          (b)   If and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and its subsidiaries and other obligations of the Company and its subsidiaries (a "Contingency Reserve"), including (i) tax obligations, (ii) all expenses of the sale of the Company's property and assets, (iii) the salary, fees and expenses of members of the Board, management and employees, (iv) expenses for the collection and defense of the Company's property and assets, (v) the expenses described in Section 5 above and (vi) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a Contingency Reserve shall be distributed to the Company's stockholders no later than the Final Distribution Date.

          (c)   As provided below, distributions made pursuant to the Plan shall be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. The approval of the dissolution pursuant to the Plan by the members shall constitute full and complete authority for the making by the Board of all distributions contemplated in this Section 7(c).

        8.     Liquidating Trusts. The Board may, but is not required to, establish a Liquidating Trust (the "Liquidating Trust") and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The trustees shall in general be authorized to take charge of the Company's property, and to sell and convert into cash or other distributable form any and all corporate non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

        9.     Revocation of Dissolution. If for any reason the Board determines that such action would be in the best interests of the Company, it may submit a revocation of dissolution vote to the members; provided, however, that the Board shall not abandon the Plan following the filing of the Notice of Dissolution without first obtaining the approval of members holding a majority of the voting power of the outstanding units entitled to vote at a special meeting or annual meeting of the members of the Company called for such purpose by the Board. The dissolution and the winding up proceedings commenced under the Plan may be revoked before the filing of articles of termination by the affirmative vote of members holding a majority of the Company's outstanding Units entitled to vote, at a members' meeting held for the purpose of considering the revocation of the dissolution. Written notice of the meeting stating that the purpose of the meeting is to consider the advisability of revoking the dissolution must be provided to each member entitled to vote in accordance with our Member Control Agreement and the Minnesota Limited Liability Company Act. If revocation of the dissolution is approved, the revocation will be effective upon filing a notice of revocation with the Minnesota Secretary of State. Upon the revocation of dissolution, the Plan shall be void.

        10.   Cancellation of Unit Certificates.

          (a)   After known liabilities of the Company have been paid to the full extent possible and the remaining assets of the Company, if any, have been distributed to the unit holders, the unit holders shall surrender any and all certificates representing the units of the Company and shall have no further rights against the Company, whether arising out of each unit holder's status as a unit holder or as a creditor of the Company.

          (b)   On or after the close of business on the Effective Date, subject to applicable law, (i) each holder of class A units of the Company shall cease to have any rights in respect thereof other than to receive distributions (if any) in accordance with this Plan, and (ii) the Company's unit transfer books shall be closed and the Company's units and unit certificates evidencing the Company's units will be treated as no longer being outstanding.

        11.   Liquidation under Internal Revenue Code. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of subchapter K of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of those Sections and the regulations promulgated thereunder.

        12.   Filing of Tax Forms. The officers of the Company are authorized and directed to execute and file such forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

        13.   Defined Term. In this Plan "including" shall mean "including, without limitation."

**As approved by the
Board of Governors on
January 22, 2013.

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  Exhibit 2.3
PLAN OF LIQUIDATION AND DISSOLUTION OF HERON LAKE BIOENERGY, LLC